Exhibit 10.41

Comprehensive Credit Line Agreement

Agreement No.:

Credit Receiver (hereinafter called ‘Party A’): MULTI-FINELINE ELECTRONIX (SUZHOU) CO., LTD

Legal address: Suning Industrial Estate Block, Wuzhong Economic Development Zone,Suzhou.PRC

Contact Address: Suning Industrial Estate Block A&B, Wuzhong Economic Development Zone,Suzhou.PRC

Credit Issuer (hereinafter called ‘Party B’ ): SHANGHAI PUDONG DEVELOPMENT BANK SUZHOU BRANCH

Legal address: NO.1478 Renmin Road, Suzhou.PRC

Contact Address: NO.1478 Renmin Road, Suzhou.PRC

According to pertinent stipulations by laws and regulations, such as the “Commercial Bank Law of the People’s Republic of China” and the ‘Provisional Rules on the Administration of Power of Attorney and Credit Line Authorization by Commercial Banks’, Party A and Party B have, on the basis of equality, self-willingness and honesty and good faith, concluded the following agreement for mutual compliance through friend consultation.

Chapter One Definition and Interpretation

Article 1 Except requested for other interpretation by the context herein, the following terms in this Agreement shall be interpreted as follows:

Party A: refers to MULTI-FINELINE ELECTRONIX (SUZHOU) CO., LTD.

Party B: SHANGHAI PUDONG DEVELOPMENT BANK SUZHOU BRANCH, including its successor.

Comprehensive credit line: refers to conditional credit support to Party A committed by Party B in one or a few credit categories.

Duration of Credit: refers to the period, from 31 July, 2008 to 31 July, 2009, in which Party A may apply to Party B for recycled use of its comprehensive credit line; however, the terminating date of the duration of credit shall not be interpreted as the maturity or expiration date for any one or more specific credit transactions that have already happened.

Specific Transaction: refers to businesses transactions offered by Party B to Party A based on the comprehensive credit line granted by Party B, such as short-term cash flow loan, acceptance of Banker’s acceptance drafts, and issuing of L/C for goods import, etc. (for each Banker’s acceptance draft/ L/C issuing, a deposit amounting to 0% of the face value of this bank draft or L/C will be paid).

Comprehensive Credit Line: refers to the total balance amount, combining the balance at the peak of short-term cash-flow credit principals that Party A may apply to Party B for use according to terms herein during the credit period stipulated in this Agreement, based on the comprehensive credit line to Party A as determined by Party B, and the balance at the peak of total open position (i.e. cumulative open positions) for the banker’s acceptance draft/import L/C opening.

The signing of this Contract does not necessarily mean that the Credit Receiver must be given the credit according to the credit line. If the Credit Receiver wants to use the credit line under this Contract, it shall make applications case-by-case by using the Appendix One hereto, i.e. ‘Application Form for the Use of Comprehensive Credit Line’. Only with agreement by the Credit Issuer, plus its signing of a specific business contract, can the Credit Receiver start to use the credit line.

Open Position: refers to the amount of balance after deducting the paid deposit for the banker’s acceptance draft / import L/C from the face value of the same banker’s acceptance draft / the full value of the import L/C.

Specific Credit Line: refers to the balance amount at the peak of short-term cash-flow credit principals that Party A can use during the credit period hereunder within the comprehensive credit line, or the balance of maximum total open position (i.e. cumulative open positions) of the banker’s acceptance draft accepted by Party B or the L/C issued by Party B that can be used by Party A. Name of the specific credit line shall be determined by each business product. For instance, short-term credit line, acceptance credit line and L/C opening credit line, etc.

Used Credit Line: refers to Party A’s balance of principals for outstanding short-term cash-flow loans occurred during the credit period as set forth herein, or the total balance of the banker’s acceptance draft already accepted by Party B for Party A’s credit business but not yet paid, or the total balance of open position for the L/C already issued by Party B for Party A’s credit business but not yet paid. Except otherwise stipulated in writing by the two Parties hereto, the used credit line shall not exceed the specific credit line for a certain business.

Applicable Credit Line: refers to the difference between the specific credit line for certain business of Party A and the credit line already used for this business.

Specific Business Contract: refers to contracts or agreements signed by Party A and Party B regarding the use of specific credit line, including but not limited to application form and its appendixes submitted by Party A and approved and committed by Party B for certain specific businesses, as well as series of ‘short-term loan contract’, ‘acceptance agreement on banker’s acceptance draft’ and ‘L/C Opening Agreement for Imported Goods with Deposit Exemption or Reduction’ signed between Party A and Party B.

Actual Happening Date: refers to the commencing date for actual operations when a certain business transaction has been applied for by Party A and approved by Party B. Actual happening date of the credit business refers to the date on which the loan is issued; actual happening date of the acceptance business for banker’s acceptance draft refers to the accepting date, and that of the import L/C opening business refers to the date the L/C is issued.

Chapter Two Comprehensive Credit Line and Specific Credit Line

Article 2 During the credit period defined herein, Party A may apply to Party B for the use of its comprehensive credit line, i.e. RMB SEVENTY FIVE MILLION ONLY (in words).

Article 3 Specific credit line (if distinguishable) is as follows:

Credit line: RMB/USD N/A ONLY (in words);

Acceptance line: RMB N/A ONLY (in words), i.e. the maximum balance amount of the total open position (i.e. cumulative sum of each open position) for the banker’s acceptance draft accepted by Party B and useable by Party A shall not exceed RMB N/A ONLY (in words).

L/C opening limit: RMB/USD N/A ONLY (in words), i.e. the maximum balance amount of the total open position (i.e. cumulative sum of each open position) of the L/C issued by Party B that can be used by Party A shall not exceed RMB/USD N/A ONLY (in words).

Chapter Three Duration of Credit

Article 4 The duration for comprehensive credit line is for ONE year: from 31 July, 2008 to 31 July, 2009.

Chapter Four Application of Comprehensive Credit Line and Specific Credit Line

Article 5 Within the duration of credit, the comprehensive credit line and specific credit line under this Agreement, Party A may apply to Party B in writing, at one time or by several times step-by-step, to use each specific credit line. See Appendix One to this contract for the application form. Party B will sign a specific business contract with Party A in view of corresponding credit business based on Party A’s written application and in view of Party A’s credit position, Party B’s credit policy and the stipulations herein.

Article 6 The cumulative credit line used by Party A shall not exceed its comprehensive credit line. During the credit period, Party A may recycle the use of each specific credit line.

During the credit period, Party A shall apply for the use of specific credit lines. Upon maturity of the credit period, the applicable credit line will be cancelled automatically.

Article 7 Party A and Party B shall sign specific business contracts for specific business transactions. Should there be a discrepancy between this Agreement and the specific business contract, the latter shall apply. During the credit period as set forth herein, all contracts and agreements signed by Party A and Party B, such as ‘Short-Term Loan Contract’, “Acceptance Agreement on Banker’s Acceptance Draft” and ‘L/C Opening Agreement for Imported Goods with Deposit Exemption or Reduction’, shall be deemed as have signed according to this agreement on the comprehensive credit line.

Article 8 The actual happening date of each specific business transaction shall not exceed the closing date of the credit period, and such a transaction shall not last for more than one year.

Chapter Five Charging Rates

Article 9 The interest rate, exchange rate and charging rate in various specific businesses under this Agreement on comprehensive credit line, and various fees chargeable by Party B shall apply the following:

The charging rates and fee-collecting standard for other specific business transactions shall be determined within the scope ruled by the People’s Bank of China on the part of Party B; if there is no such a rule, Party B may decide per business principles and market situations.

Fees for each specific business transaction shall observe stipulations in relative contract/agreement or record in relative business vouchers.

Chapter Six Adjustment of Comprehensive Credit Line and Specific Credit Line

Article 10 In any of the following situations, Party B shall have the right to immediately adjust the comprehensive credit line and duration of credit, and shall reserve the right to terminating the comprehensive credit-offering to Party A:

1. Significant adjustment on the country’s currency policy;

2. There happened or has potential critical financial risks at Party A’s region;

3. Significant change in the marketplace relative to Party A’s businesses;

4. Party A is or will be under significant business difficulties or risks;

5. Party A has undergone significant organizational changes, e.g. business splitting, merger and termination, etc.;

6. Party A has not used the credit funds according to agreed purposes;

7. Party A is found to have hidden away its assets, withdrawn its funds or evaded its debt liabilities;

8. Party A violates the terms herein;

9. The guarantor under this Agreement has suffered serious fund shortage or business difficulties, which have significantly affected its guarantee ability;

10. Damage and lost of the mortgaged article or the pawn for guarantee purpose, which has endangered credit safety of Party B;

11. In any other occasions or situations, if, by Party B’s analysis or judgment, it has led to or will soon lead to the degrading of Party A’s debt-paying ability or the damage to Party B’s rights and interests.

Chapter Seven Guarantee

Article 11 All credit businesses under this Agreement shall adopt the following guarantee methods:

1. N/A shall provide the full-value joint liability guarantee; name and number of the Guarantee Contract are: N/A

2. N/A shall provide mortgage (impawn) guarantee, name and number of the Mortgage (Impawn) Contract are: N/A

Article 12 Notwithstanding the above guarantee methods for the credit business under this Agreement, while processing specific businesses by Party A and Party B, if Party B so deems necessary, Party A will still need provide other guarantees, and Party A shall not refuse to provide other means of guarantee just because this Chapter already has stipulations on the guarantee.

Chapter Eight Party B’s Commitments

Article 13 If Party A applies for the use of a specific credit line under this Agreement, Party B shall process and approve Party A’s application in good time.

Chapter Nine Party A’s Commitments

Article 14 For the application of funds within the comprehensive credit line, it shall comply with pertinent laws, the terms herein and stipulations in specific business contracts, and be subject to Party B’s audit at any time.

Article 15 Party A shall open a settlement account with Party B, and guarantee that it will give Party B various account settlement businesses in view of the proportion of the funds and credit support obtained from Party B vs the company’s total credit volume.

Article 16 If Party A violates any stipulation herein or in any specific business contract, it will cause a default on this Agreement. Party B shall have the right to prematurely call back any financing funds under the comprehensive credit line, and terminate this Agreement and any specific business contract.

For any losses caused by Party A to Party B, Party A shall be held fully responsible for any compensation liabilities.

Chapter Ten Effect of the Agreement

Article 17 This Agreement is established and enters into effect upon signing or sealing by the legal representatives (or person-in-charge) of Party A and Party B or their duly authorized agents, together with sealing by the company chop.

Chapter Eleven Dispute and Its Settlement

Article 18 Should there be any dispute arising from the execution of this Agreement by Party A and Party B, they must first seek a solution through friendly negotiation. If no agreement can be reached, a lawsuit may be filed, and either Party may file a lawsuit with the court where Party B is located.

Chapter Twelve Integrity of the Agreement

Article 19 Any supplementary contracts or agreements signed between Party B and Party A regarding the application of specific credit line, and contracts for each specific business transaction shall be parts of this Agreement, and shall constitute the integrity of this Agreement.

The application documents arising from the transaction procedure, and the accounting vouchers issued by Party B according to business operation rules shall form evidences of debts and liabilities.

Article 2 0 Provided Party A fails to perform its obligations under a specific business contract entered into by Party A and Party B according to this Agreement, it will cause a default on this Agreement, and Party B has the right to terminating the Agreement hereof, and prematurely call back all outstanding credits.

Article 21 For any other issues unattended to herein, Party A and Party B shall conclude separate written agreements as appendixes hereto. The appendixes hereto are effective integral parts of this Agreement, and shall have the same legal power as the Agreement hereto.

Chapter Thirteen Appendixes

Article 22 This Credit Line Agreement is prepared in two original counterparts, to be held by Party A and Party B respectively, and a few copies for filing purposes.

Article 2 3 This Agreement is signed at Suzhou (city) on 31 July, 2008 (date).

Article 2 4 If Chinese Agreement does not accord with English Agreement, Party A and Party B will refer to Chinese Agreement.

Signature Page

Party A (seal)	Party B (seal)

[seal]	[seal]

/s/ Philip A. Harding
Legal representative:	Person-in-Charge: /s/ Yan Qi
(delegated agent) (signing & seal)	(delegated agent) (signing & seal)